Exhibit 99.1
PFSweb, Inc. NasdaqCM:PFSW
FQ4 2019 Earnings Call Transcripts
Thursday, March 12, 2020 9:00 PM GMT
S&P Global Market Intelligence Estimates

	-FQ3 2019-			-FQ4 2019-	-FY 2019-	-FY 2020-
	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS	CONSENSUS	CONSENSUS
EPS (GAAP)	(0.160)	(0.080)	NM	0.04	(0.160)	(0.100)
Revenue (mm)	69.23	67.99	(1.79)%	84.90	293.53	303.30
Currency: USD
Consensus as of Mar-11-2020 6:31 AM GMT

Stock Price [USD] vs. Volume [mm] with earnings surprise annotations

Share Price
Positive EPS (GAAP) surprise
Negative EPS (GAAP) surprise
Neutral EPS (GAAP) surprise
Volume
7.00
6.00
5.00
4.00
3.00
2.00
1.00
3.00mm
2.50mm
2.00mm
1.50mm
1.00mm
0.50mm
0.00mm
1
2
3
4
Jan 2019
Mar 2019
May 2019
Jul 2019
Sep 2019
Nov 2019
Jan 2020
Mar 2020

		- EPS (GAAP) -
	CONSENSUS	ACTUAL	SURPRISE
FQ4 2018	0.18	0.17	(5.56)%
FQ1 2019	(0.110)	(0.060)	NM
FQ2 2019	(0.070)	(0.050)	NM
FQ3 2019	(0.160)	(0.080)	NM

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Contents

Table of Contents
Call Participants	........................................................................................................................................................	3
Presentation	........................................................................................................................................................	4
Question and Answer	........................................................................................................................................................	12

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PFSWEB, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

Call Participants

EXECUTIVES

James Joseph Butler
Executive VP & GM of LiveArea

Michael C. Willoughby
CEO & Director

R. Zach Thomann
Executive VP & GM of PFS

Thomas J. Madden
Executive VP & CFO

ANALYSTS

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

ATTENDEES

Sean Mansouri
Gateway Group, Inc.

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PFSWEB, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

Presentation

Operator

Good day, everyone, and thank you for participating in today's conference call to discuss PFSweb financial results for the fourth quarter and full year ended December 31, 2019. Joining us today are PFSweb's CEO, Mike Willoughby; the company's CFO, Tom Madden; the General Manager of PFS, Zach Thomann; the General Manager of LiveArea, Jim Butler; and the company's outside Investor Relations Adviser, Sean Mansouri with Gateway Investor Relations. Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri
Gateway Group, Inc.

Thank you. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confident, target, project and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and in this presentation can be found in the Investors section of the PFSweb website under safe harbor statement.

I'd like to remind everyone that this call will be available for replay through March 26, starting at 8:00 p.m. Eastern this evening. A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.

Now I'd like to turn the call over to Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
CEO & Director

Thank you, Sean, and good afternoon, everyone. We realize that everyone has a lot on their plate, so thank you for taking some time and joining us this afternoon. We are going to present our results a bit differently this quarter. We're pleased to welcome to the conference call, the leaders of each of our business segments, Zach Thomann for PFS and Jim Butler for LiveArea to review key operational highlights and results for the businesses that they oversee. Our prepared remarks will follow Tom's overview of the financials, and we'll continue to follow this format for future calls as appropriate.

Before turning over to Tom, looking at PFS at a high level, we closed out 2019 with a strong level of execution for our clients and also had another great quarter of generating new client bookings for both business units, all despite a disappointing transition year in 2019 as we dealt with 2 unexpected client bankruptcies in PFS and lower bookings activities in LiveArea in the first half of the year.

Our struggles in LiveArea followed an underperforming period of new client sales for this unit as we exited 2018. In the face of these setbacks, we executed several key initiatives last year, which created momentum in the second half of 2019 and positioned us for a return to growth in 2020.

First, in PFS, we renewed our focus on targeting prospects within our core industry expertise and expanded our service offerings to include small and medium-sized businesses. This strategic shift led to a record level of PFS bookings for 2019.

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PFSWEB, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020
In addition to our vertical focus, we continued our core services focus on brands and branded manufacturers, while disengaging from general merchandise retailers. This multiyear effort to focus on high potential brands, along with the unexpected bankruptcy exit in Charlotte Russe and Charming Charlie in 2019, has eliminated general merchandise retailers from the PFS fulfillment service client portfolio. We believe this reduces our risk to client business failures that result from retail disruption by big box, multichannel and online retailers.

Second, in LiveArea, we brought in new executive leadership, sales and marketing leadership; revamped our go-to-market strategy; and rapidly rebuild our undersized sales pipeline. This multipronged approach, which has focused on simultaneous improvements to marketing, new client engagement, field sales, inside sales focused on lead generation and strategic alliances that generate a high percentage of sales leads, all led to material improvements in the back half of the year for new LiveArea bookings. Jim Butler and his high-impact sales team have brought a new high level of energy and optimism to LiveArea that has been immediately apparent within the company as well as with client prospects, competitors and strategic partners in our industry.

Jim and his team are now focused on recruiting, talent management and service delivery enhancements designed to capture the rapid increase in demand for our services and, of course, delivering high-quality work product to our clients on time and on budget, as we build on this momentum and return LiveArea to growth in 2020.

Between PFS and LiveArea, we are continuing to promote the value of our full end-to-end solution across our entire client base. The PFS and LiveArea marketing teams are currently implementing a joint go-to-market strategy, and our sales processes now include more efficient communication and transparency to enable our teams to collaborate on prospects and leads. We currently have 44 programs across 34 brands that are taking advantage of both our PFS and LiveArea services, and we believe our team's efforts will continue driving improvements in the coming quarters.

Before commenting further, I'd like to turn the call over to Tom to provide more details on our financials and outlook for 2020. Tom?

Thomas J. Madden
Executive VP & CFO

Thank you, Mike, and good afternoon, everyone. For the fourth quarter, our consolidated service fee equivalent or SFE revenue was $63.4 million compared to $68.3 million in the prior year period. The decrease was primarily driven by the 2 client bankruptcies referenced earlier and the transition of certain transportation management related activity. While we also had a slight year-over-year decrease in service fee revenue for our LiveArea segment, our fourth quarter 2019 was the highest quarterly service fee revenue performance that we had for LiveArea during the year, reflecting some of the positive momentum we are seeing in that business.

Service fee gross margin was $32.5 million compared to 34.7% -- sorry, was 32.5% compared to 34.7% in the prior year quarter. The decrease was primarily due to lower gross margins applicable to PFS fulfillment and LiveArea technology services. It is important to note that gross margins for both segments continued to be within the guidance range of 25% to 30% for PFS and 40% to 50% for LiveArea.

SG&A costs were $18 million in the December 2019 quarter, a decrease of $1.4 million compared to the prior year with decreases occurring across PFS, LiveArea and shared services for our corporate function. We were able to offset increases in sales and marketing-related spend with cost focus and savings in other areas. We generated $6.3 million of adjusted EBITDA for the quarter compared to $9.1 million in Q4 2018. The decrease was primarily due to the expected lower SFE revenue and lower gross margins, which I just discussed.

Turning to the balance sheet. At December 31, 2019, cash and cash equivalents totaled $12.4 million, and total debt, excluding operating leases, was $37.8 million. This results in a net debt position of approximately $25.4 million, an improvement from our net debt position of $26.5 million at December 31, 2018.

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PFSWEB, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020
As we have stated in the past, a portion of our cash balance includes the benefits from the timing of certain cash collections received from our clients' customers that are then later remitted to our clients. So there is always some variability on a quarter-by-quarter basis that is outside our control. We do currently expect that the benefit of this cash flow will decrease during calendar year 2020 due to the transition of one of our clients away from utilizing this component of our service offering.

Our capital expenditures in the December quarter were approximately $0.9 million, resulting in a total 2019 level of $6.9 million, which includes capital expenditures financed through cash and debt. We expect our capital expenditure spend in 2020 to be between $7 million and $10 million -- sorry, $7 million and $9 million, the majority of which is expected to be related to new client activity.

Quickly reviewing our annual 2019 results, consolidated SFE revenue for 2019 came in at $215.8 million compared to $232.1 million last year. Service fee gross margin was 33.9% compared to 36.3% in 2018, and adjusted EBITDA was $16.2 million compared to $24.4 million in 2018.

Net loss for calendar year 2019 was $2.2 million compared to net income of $1.2 million last year and free cash flow, calculated as cash flow from operations less capital expenditures, was approximately $6.9 million in 2019, which was relatively similar to the 2018 levels even with the reduced level of profitability in the current year.

Moving on to our 2020 outlook. As Mike indicated earlier, we are excited about where we stand as we look ahead into 2020, and we believe we are poised for growth in both business segments. Based on the success of our sales and marketing efforts in the back half of 2019, we are reiterating our previously announced 2020 guidance and currently expect to generate consolidated SFE revenue growth of mid- to high single digits compared to the prior year.

Coupled with an ongoing focus on costs, we also expect to improve our adjusted EBITDA margin performance. Note that we do expect growth in the PFS segment to be concentrated in the second half of 2020 as we anniversary the prior results from the 2 bankruptcy clients in PFS, generate full value from our new clients and end the year with a Q4 that is traditionally our seasonally high quarter for PFS service fee revenues. We expect our 2020 Q1 activity and service fee equivalent revenue and adjusted EBITDA profitability to be lower than Q1 2019 and then ramp up as we go through the year.

A few other items to add regarding calendar year 2020 guidance. While we continue to target overall service fee gross margins in the 30% to 35% range, we expect to be towards the high end of this range in 2020. As always, this will be impacted by the relative proportion of our infrastructure-related services versus the higher-margin professional services activity, PFS project work and our FaaS and technology product offerings. We expect our product revenue will continue to decline from the $26 million that we generated in 2019 to a level of $18 million to $22 million in 2020.

Our expected gross margin on this product revenue is expected to be in the 4% to 5% range. We do expect an increase in cash-based operating expenses in 2020, primarily related to incremental sales and marketing spend in both segments. We expect our total D&A expense, including amortization of intangibles to range between $8.5 million to $9.5 million, a decrease compared to our actual D&A expense in 2019 of $10.4 million.

We expect an increase in stock compensation expense on a year-over-year basis, but it is currently difficult to predict the expected level due to ongoing fluctuations in our market share price. We are seeing fluctuations in currency rates between our U.S. and international operations. These rates are fluctuating more than what we have seen historically due to the recent macroeconomic events, and we continue to monitor those closely to assess the impact on our financial results.

For our interest expense, we currently expect to maintain a relatively stable level of average debt borrowings as compared to 2019. Depending on interest rate fluctuations, we would expect our interest expense to be reduced slightly

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PFSWEB, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

in 2020 compared to our 2019 expense of $1.9 million. With our anticipated improvement in profitability, we do expect an increase in tax expense compared to the 2019 expense level of $1.2 million, likely in the $1.5 million to $2.5 million range.

This concludes my prepared remarks. I'll turn the call over to Zach o walk through operational highlights in PFS. Zach?

R. Zach Thomann
Executive VP & GM of PFS

Thanks, Tom. For those who I haven't had a chance to meet yet, I've been leading the PFS segment for roughly 4 years and have been with the company in various roles for about 17 years. As Mike mentioned, we directly responded to the challenges of 2019 by investing in multiple avenues to drive growth to offset the unexpected client losses. We also aggressively managed our costs as we dealt with the resulting temporary excess capacity in our fulfillment centers. Although unexpected and untimely, these client losses have helped us execute our strategic decision to refocus our fulfillment efforts with the highest potential core verticals that we have specialized in for many years, the ones where I believe we are well known as the leading authority for e-commerce fulfillment; health and beauty; luxury, fashion and apparel; jewelry and collectibles; and consumer packaged goods or CPG.

Our experience indicates that brands within these verticals often require a unique and differentiated fulfillment experience for the customers, not a simple brown box experience. For example, if you are selling luxury beauty products at a relatively expensive price point, your customers expect a certain type of experience when receiving their goods. And we ensure that experience is maximized and is authentic to the brand's identity. I strongly believe our proven ability to provide high-touch and scalable fulfillment gives us the edge against our competition.

Further, our ability to provide branded high-touch customer experiences for all of our clients across all of the physical customer touchpoints is a differentiator for each of our core services, including customer care and order-to-cash management, which includes order execution, payments, fraud management and omnichannel enablement. It's worth noting that we have more flexibility in our vertical targeting for these nonfulfillment services as clients churn in the other service areas does not always result in excess capacity that impacts our overhead. In 2020, increasing our addressable market through vertical market expansion with nonfulfillment services is one of our top sales priorities.

On the topic of an addressable market, in 2019, we began to expand our addressable market to include high-potential, small and medium-sized businesses. These SMBs are early enough in their life cycle that they are often more willing to engage in a broader set of services that may not already be handled in-house. Our experience indicates that SMBs are typically looking for more productized and packaged offering, which lead to quick and cost-effective launches. It's also worth noting that many of these SMBs are in a rapid growth stage, which increases their motivation to elevate their e-commerce operations to handle scale while maintaining a great customer experience. As we help enable their growth, we grow with them.

Between these 2 important initiatives, we generated another strong quarter of bookings in Q4 as we booked 3 new engagements with a combined estimated $6.4 million in annual contract value or ACV, which compares to $1 million of ACV in the year-ago quarter. This brings our total 2019 bookings for PFS to $34.5 million in ACV, which compares to $11.8 million in 2018 and is the highest level of bookings for PFS and company history.

The pipeline for PFS continues to be strong with several deals signed in Q1 that we plan to announce on our next update call. We are also seeing good momentum in Europe and, particularly, the U.K. as the ramifications from Brexit have become more defined.

We brought on new personnel in the region during the fourth quarter to execute our refined sales strategy and take advantage of the growth opportunities Brexit may present. We currently expect to see the sales benefits from these U.K. and European investments later in the year.

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PFSWEB, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

As a reminder, PFS bookings can be a useful indicator for the expected annual revenue we plan to generate from our client engagement. However, the timing to get to a full annual run rate can vary with some engagements taking about 6 months to ramp up and others taking a full year or more if there are multiple brands in play for that engagement. As always, one of the primary benefits of the PFS business is a long-term sticky nature of our typical client engagement, and the way annual contract value can translate in total contract value despite year-to-year variances.

While we're very pleased to have another solid quarter of bookings in Q4, we were even more proud of successfully executing another important holiday season for our clients, which is obviously a very important time for our PFS clients, given the verticals we serve. To give some perspective on the kind of volume we experienced, we shipped more than 10 million units over the holiday, generated about $330 million in client shift revenue. We also made 873,000 customer contacts and averted 132,000 fraud transactions that saved our customers an estimated $18 million.

Wrapping up my prepared comments, on the last call, Mike mentioned several client engagements, which pushed from planned launches in 2019 into 2020. I'm pleased to report these delayed engagements have now launched or are substantially in progress, helping us return to growth in 2020 and already setting us up for a strong 2021.

I'll now pass the call over to Jim for an overview of LiveArea's operations. Jim?

James Joseph Butler
Executive VP & GM of LiveArea

Great. Thanks, Zach, and good afternoon, everyone. It's a pleasure to join this call for the first time as the new LiveArea leader. As Mike mentioned earlier, I joined the company in June of 2019, following over 20 years of various leadership roles for organizations in the digital space, including global service providers with very similar capabilities for LiveArea. My most recent direct relevant experience was leading Isobar U.S., a full-service global digital agency and its predecessor Roundarch, which has equipped me with the knowledge and experience of how to grow and scale high-performance commerce service company like LiveArea into a global strategic digital services company.

Additionally, my experience at Intersection smart city consulting practice provided me with direct insight into digital transformation efforts that brought together digital and physical environments, which is so critical for LiveArea's focus on elevating omnichannel commerce.

When Mike initially approached me for this opportunity, I saw our services business with immense untapped potential. Through strategic acquisitions and organic client growth, Mike and his leadership team has assembled a business with great bones, but the business was really missing the spark in sales, marketing and alliances required to grow a business like this. With a focus on exceptional digital experiences and especially in combination with the capabilities of PFS that create a unique end-to-end value proposition, Mike and I believe LiveArea was the best-kept secret in the digital professional services industry. I was excited to join Mike's team and to turn that best-kept secret into a clear leader in our space, as a preferred provider, partner and employer as we execute our mission to create inspired interactions and elevated commerce.

The day I started, we began a calculated program to re-architect the sales and marketing team with high-performance leaders from my extensive network, including several proven executive leaders that I had worked with in the past. Our most critical mission was to reverse the downward revenue trajectory and create positive upward momentum in the business in the back half of 2019, setting the stage for returning to growth in 2020.

The results were almost immediately evident as we generated the strongest sales bookings quarter in LiveArea history during the third quarter of 2019. And carry that sales momentum into Q4, producing yet another record quarter for total LiveArea sales bookings, despite what is typically a slow-selling quarter for LiveArea.

Moving on to results. Please remember, we report 2 different types of bookings for LiveArea. First, we have project bookings, which can vary in length, are tied to specific scope of work and consist of expected revenues related to

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PFSWEB, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

onetime projects for new and current clients. We also have engagement bookings, which consist of expected revenues related to new contracts to provide services on a recurring basis for new and current clients.

For LiveArea, these recurring revenue contracts had at least a 1-year initial contract term and can sometimes have an initial contract term that is 3 years or more in length. Engagements have generally predictable and consistent revenue and gross margin characteristics and, regardless of initial contract term, often have contractual terms, allowing the client to easily extend their contracts. I believe both types of bookings are helpful leading indicators of future service fee revenue streams.

For Q4, we booked 56 projects with a combined estimated $11.5 million in project value. This compares to 53 projects in the year-ago quarter, where they combine for a then-estimated $6 million in project value. We also booked 16 engagements for LiveArea worth a combined estimated $9.1 million in annual contract value or ACV. This compares to 24 engagements worth the combined then-estimated $4.3 million in ACV in the year-ago quarter.

The combined Q4 bookings performance of $20.6 million in ACV is by far the best performance in LiveArea history, blowing away $15.8 million, which was a record set for Q3 2019, which was discussed on the last earnings call.

So let's start with projects. For the year, the company booked 194 projects worth an estimated $38.9 million, which compares to 181 bookings and then-estimated $32.9 million of project value in 2018.

Turning to engagement. LiveArea engagement bookings in 2019 totaled 62 for an estimated $22.9 million in ACV compared to 59 engagements and then-estimated $19.2 million of ACV in 2018. This brings our total 2019 bookings, project plus engagements for LiveArea to $61.8 million in ACV, which compares to then-estimated $52.1 million in 2018 and then-estimated $50 million in 2017.

Now that was a lot of numbers. But the long and short is that this quarter caps off our strongest year of LiveArea bookings since the company began tracking LiveArea and PFS bookings separately back in 2017. Our record results are buoyed by the sales momentum we generated in Q3 and 4, and reflect the work and investments we have put into revamping our go-to-market approach and the early success of our new sales and marketing teams. I'm happy to report we had -- we've had very strong pipeline carrying over into 2020, and we are determined to build on the strong foundation and momentum we developed during the last 6 months of 2019.

Wrapping up my prepared comments. My goal for 2020 is pretty simple: build on the momentum we created during the last 6 months of 2019 and return LiveArea to growth in 2020.

With sales soaring over the past couple of quarters, as discussed previously, a new sales leadership driving pipeline and bookings, I'm extending my focus to a few core objectives to ensure our team is prepared for the inflow of new business.

Let's start with hiring. LiveArea is a people business, and we must remain our -- retain our top talent while adding new members to the team to support our growing sales pipeline. Over the past 6 months, I'm happy to report that we've made great progress in reversing attrition and have been growing headcount consistently throughout all regions in the second half of the year. We have continued to add key resources to our sales, sales operations, marketing and service delivery teams and are excited about being the employer of choice for so many great new hires, with thoroughly evaluate our recruiting tools in employee retention programs to ensure we eliminate any roadblocks to growing our team to capture all the demand for our services.

In addition to my focus on hiring, I'm keenly focused on making sure we continue to look for ways to improve how we scope and deliver projects. As part of this effort, we're exploring changes to our project management office, and the way in which we manage projects and engagements to ensure we continue to deliver services on time and on budget as we grow.

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PFSWEB, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

Lastly, in this area, is the great progress we have made in revamping our legal contracting processes and templates, making it easier for our clients to do business with us. While at the same time, ensuring that we do -- that we better protect the company from risk.

Last but not least is something I call elevated conversations. There's a big opportunity for LiveArea to continue to differentiate in the market by elevating our client relationships through strategic thinking and insights. Our clients are hungry for end-to-end knowledge and experience, which we're addressing through the relaunch of our strategy and consulting practice. In partnership with Zach, I'm excited about the opportunity to elevate conversations using our end-to-end experience and capabilities. It's worth noting that one of the primary reasons I'm here is because of the unique value proposition of delivering end-to-end, pre and post-click commerce on a global scale. This is truly unique, and our clients are the ones that benefit from this insight in knowledge.

As we accomplish our 2020 objectives, I would expect to see LiveArea recognized and reported to the work we do. Last month, for example, we were thrilled to receive the B2B category, the platinum AVA Digital Award for our own live -- global LiveArea site as well as 2 platinum and 5 gold awards for the Crocs Jibbitz Personalizer, we designed and implemented to the popular shoe brand, honoring our excellence and digital creativity, branding strategy.

With that positive report, I'll turn it back over to Mike. Mike?

Michael C. Willoughby
CEO & Director

Thank you, Jim. And for the benefit of our audience on this call and on behalf of all of our stakeholders. Once again, welcome to the team. We're glad you're here.

Before moving into the question-and-answer portion of our call. I want to personally touch on the 2 Fulfillment-as-a-Service or FaaS products that we introduced last year, RetailConnect and CloudPick. RetailConnect is designed to cost-effectively solve store fulfillment challenges for retailers.

And during the fourth quarter, we successfully completed our first in-store pilot engagement working with a local artisan shop in the Dallas-Fort Worth area for the entire holiday season. This artisan shop made their busiest store in the Metroplex available for our pilot, and our in-store solution benefited both the store and their customers with positive reviews coming from store personnel and customers throughout the holiday season.

Our pilot client has asked to extend the engagement beyond the holidays and intends to roll out RetailConnect to 3 other Metroplex area stores. As we think about our sales strategy for RetailConnect, there are 2 avenues to market for 2020. The first is to identify and target existing PFS and LiveArea clients that already have omnichannel capabilities, where we can easily tuck-in our solution with minimal disruption to their processes, particularly if that client is already utilizing our order management platform.

The second avenue to market is to work with our technology partners, including Amazon, Shopify and Adobe, among others, to identify new client prospects, which would benefit from our in-store solution.

Through both avenues, we've already identified several targets and are in active discussions that we hope will lead to closed sales for RetailConnect. We look forward to sharing updates as we move this initiative forward.

As for CloudPick, we continue to actively work to identify pilot customers and the final pricing model. We remain in a similar position as we did in our last quarterly update, given that Q4 is not a typical time to sell a distribution center technology as it's the most active production time of the year for most PCs and generally off-limits for installing new solutions. That said, we will continue our promotion and development of the product in 2020. In fact, this week, we're

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PFSWEB, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

collaborating with our technology partner, Pcdata to promote CloudPick at the Modex material handling conference and trade show in Atlanta.

As you might imagine, we've been fielding several questions from investors regarding the impacts of COVID-19 on our business. First, I want to convey our sincere thoughts and prayers to all those people directly impacted by the tragic outbreak of this novel coronavirus. But as we work with our clients, strategic partners and vendors and as we collaborate with our corporate peers through various user groups and business forms, we have already made adjustments to move further toward a virtual operating model by adjusting travel policies, extending remote working arrangements and converting various internal and external meetings to virtual meetings. We also continue to adjust our sales and marketing tactics as conferences are canceled or converted to virtual events.

While COVID-19 certainly remains a growing global concern and we will continue to institute our own measures across our global footprint to respond to the situation, the outbreak has had no discernible impact on our operations to date. As you know, the situation remains very dynamic and uncertain, evolving almost hourly. So we'll update you accordingly as we learn more as this is the best information we have as of today.

Intuitively, however, broader conversations seem to indicate that barring a material pullback in consumer spending altogether, online sales could benefit from shifting consumer buying behavior resulting from the outbreak. Just over the past few days, several large multichannel retailers have announced promotions such as free freight for all orders, which appears designed to move sales to their online stores and away from brick-and-mortar stores. It's reasonable to expect more multichannel and digital pure-play retailers will follow suit and emphasize their online stores by diverting product and promotional investments to their digital channels. It's also reasonable to expect retailers will seek to accelerate deployment of in-store fulfillment solutions, like RetailConnect, so that brick-and-mortar stores can be used as mini fulfillment centers for local and regional delivery.

However, given the difficulty in predicting this sort of outcome and considering the broader macroeconomic uncertainties at this moment in time, our annual guidance does not include any impact from the C-19 outbreak.

That aside, from the comments made throughout the call, it should be clear that we feel great about the position we're in for 2020. We're very excited to move past the obstacles we faced last year, and we look forward to emerging from our transition in 2019 to return to growth in 2020. As Tom mentioned, we're expecting consolidated mid- to high single-digit SFE revenue growth compared to last year, with a strong improvement on the bottom line as we expand adjusted EBITDA margins.

As always, Tom and I, and now Jim and Zach, are happy to engage with our investors to answer questions and communicate our exciting story, and we're happy to make ourselves available by phone.
Melinda will now open up the call for questions and answers.

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PFSWEB, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

Question and Answer

Operator

[Operator Instructions] And our first question will come from Greg Sutton (sic) [ George Sutton ] with Craig-Hallum.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

I've been called worse. So first of all, I appreciate you having Zach and Jim on the call. I think that's helpful to give that detail. I did want to -- back to my first question of you, Tom. And if we look out to Q4 of 2020 just so that we can get through sort of the comparative challenges of the lost retailers from last year, and we get the ultimate impact of what we would expect from the customers you're adding now, what sort of growth rate should we think the year should be exiting in 2020, SFE?

Thomas J. Madden
Executive VP & CFO

Yes, I think that would be -- it'd be at the high end or slightly above the high end of that range that I provided, especially since the first quarter is negatively impacted year-over-year by the carryover in the anniversary effect of the bankruptcies from last year. So our expectation as we exit the year would be that it would be at the high end of that range or slightly above that high end.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Got you. Okay. And Jim, I'm curious, you mentioned you came in and you saw a bit of an untapped opportunity. In Mike's prepared remarks, he talked about strategic partner opportunities. I wanted to bring those 2 things together, if we could, in terms of what the ultimate go-to-market opportunities do you see that we haven't necessarily enjoyed yet?

James Joseph Butler
Executive VP & GM of LiveArea

Yes. I mean I just want to reinforce the -- what I saw was an organization that had -- was working with great brands, had great people delivering on those projects and was really, to a large degree, unrecognized in the market. They weren't getting the credit they deserved in the market for the work that they were delivering. And so I definitely think one of the key differentiators here, and I've been in this space for a long time and know all of our competitors, is we are the only one that can provide an end-to-end offering. And that is not only just delivering on that offering. But there's many cases where LiveArea does not work end-to-end, right? And in those situations, though, our team brings to those engagements things that all of our competitors can't bring. They bring insights into the post-click experience through working on projects that have the end-to-end capability.

So our clients come to us, even though they might have their own fulfillment, logistics operation in place. They come to us with the understanding that we can envision what the entire experience is, to understand where those key data collection points are and to help them really understand what a cohesive experience is.

And if I can give you too much detail, I think if you think about an experience, a shopping experience, there is your digital experience, and then when you click on to purchase that, the reality is your experience is when that product gets to you. And if you think about all the post-delivery experience, returns, call centers, all of that needs to be buttoned up. So we have a really unique opportunity to help our clients understand what that experience needs to be into that. So

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that's -- I'd say that was a big draw for me really understanding the talent, the products that we deliver.

And then I think, as I said in my opening, we added to the team, we expanded this one-team approach, and we've really seen tremendous momentum in the business and a rally cry for growth. So it's been fantastic to watch.

Michael C. Willoughby
CEO & Director

George, you mentioned strategic partners. And I'll just add that as we looked at changing the go-to-market strategy and really driving a lot more activity in the top of the funnel, we both felt like we were underinvesting in the attention that we pay to our strategic partners, particularly the larger ones that were really in a position to influence the best lead flow. So one of the decisions we made early on was to bring in a seasoned leader for -- specifically for strategic alliances to really focus on giving them the attention that they deserved and then expecting that we see results in our funnel from that attention, and that's paid off really, really well over the past 6 months. The lead flow that we're getting from our very strategic partners is way up compared to where it would have been in the 12 to 18 months before.

James Joseph Butler
Executive VP & GM of LiveArea

I'd just to add to that also, we've extended the definition of what a partner is. From your typical Salesforce or SAP software partner, to one such as private equity. We're looking across a lot of different types of businesses, extend that partnership model. So -- and we see a lot of upside associated with that.

Operator

Next, we'll hear from Kara Anderson of B. Riley FBR.

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

Mike, I appreciate all the commentary on the coronavirus, and I certainly understand that it's fluid and changing hourly, like you said. So you've been around a while. Maybe perhaps you can comment on how the company has battled recessionary environments in the past or contraction in consumption and spending.

Michael C. Willoughby
CEO & Director

Well, so some aspects of this current situation are kind of unparalleled for us. It's interesting because, if you look at all of the data that we have coming into the company, it doesn't necessarily match up with our own experience where we are at this moment in time. But you can't ignore all of the things that we're all seeing. And so we're responding to this in some ways, like you would to an emergency, but in other ways, we're responding like we do to, say, our holiday peak, where we are putting the company in a position to be very agile and responsive, and some of the same operational tools, and processes that we have to help us manage through the very unpredictable nature of that 5- to 6-week period during holiday, we've now deployed to help us manage through what's turning out to be a very unpredictable cycle associated with this. And we think that the resilience that we've created within the company over the past 5 or 6 years, operating successful holidays will help us see through some of the unexpected twist and turns we might experience over the next 4 to 6 weeks, hopefully, limited to that.

With regard to the sort of economic impact, I guess, the closest thing I could point to, and I hope it doesn't turn into this. But if you go back to 2008, which was our last major correction, we saw overall retail sales declined year-over-year from 2008 to 2009 and even carrying over into 2010 while online sales continued to grow, although at a much slower pace. I would expect, based on the trends in online spending to continue accelerating over the past 10 years, 12 years since that time, that this has the potential to even further increase the velocity of consumer behavior moving towards digital,

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and that if we were to experience an extended downturn, you'd probably see the same phenomenon potentially over -- pressure on overall retail sales, but online sales continuing to grow maybe at a slower rate than what we experienced, maybe not.

And as I said earlier, I do think you see pressure on companies really rethinking the role of brick-and-mortar stores and accelerating initiatives to turn them into many fulfillment centers, which I think plays right to our strength. So our obligation here is to look at this and see the challenges but also look for the opportunities in this particular situation.

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

That's really helpful. And then, Tom, for you, I'm just wondering if you could expand on some of the savings you cited in your prepared remarks on SG&A.

Thomas J. Madden
Executive VP & CFO

Okay. So well, kind of start with the LiveArea side, with the reduction in revenue that occurred earlier in the year, we -- and we had made comments about this kind of throughout the year. We ended up really taking a look at some of the resource pool that we had and reduced our cost in order to better align with the revenue stream that we were experiencing at that time.

As we talked about, the revenue activity now seems to be picking up. So we do see some increases as we look at -- especially the sales and marketing spend in order to support that ongoing strength. But early part of the year, especially in the LiveArea business unit, you would have seen some decreases on a year-over-year basis, primarily just to reflect the reductions in revenue activity there.

In other areas in our shared services environment, we have been looking to try to make some decisions from an efficiency standpoint. We have been working with the business segments in order to better align the components of what we -- what the corporate shared services team should be doing versus what functional areas and the business areas should be doing. And I think that has allowed us to identify some opportunities for cost savings as well. So that's been very helpful to be working with Jim and Zach on that components business as well.

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

Great. And then just one more for me. Can you quantify the client bankruptcy impact on the quarter?

Thomas J. Madden
Executive VP & CFO

Yes. So as we take a look at, it was about 3 -- $3.3 million of revenue in Q4 of 2018, applicable to the 2 client bankruptcy scenarios. And we had 0 this year.

Operator

[Operator Instructions] Moving on to Ryan MacDonald of Needham.

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

Congrats on a great quarter. I guess, the first one is going to be focused on the PFS business. Obviously, every year

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after a successful holiday season or maybe not so successful for other vendors that don't use PFS, you tend to see an opportunity to displace competitors. What's that activity looks like thus far this year? And are you seeing a nice pipeline, I guess, in terms of net new in addition to the expansion opportunities?

Michael C. Willoughby
CEO & Director

Yes. So thanks for the question. As I mentioned in the prepared comments, we have a very strong pipeline headed into 2020. Really our objective through holiday, as with every year is we wanted to make sure that we're providing the best possible customer service for our clients to ensure that we retain as much business as possible and to open ourselves up to the opportunity for our clients to choose another vendor. But to your point, certainly opens the door for the sales pipeline. And certainly having a successful holiday and a track record of successful holidays allows our team to aggressively sell against potential weak points with our competitors. And as such, we believe we have a very well positioned pipeline as we head into 2020. And certainly, that's a tool that our sales team is using to drive that pipeline.

So Ryan, just for a little bit of color there were a couple of very specific instances in 2019, where we actually had competitors that went out of business, including Trade Global, which was one of our larger direct competitors. We're not necessarily yet seeing anything like that that would be that dramatic. And we certainly benefited from that specific situation and a couple of others where some competitors had some dramatic downturns in their business.

I would say it's really early to comment on this, and we'll probably have more to say in a few weeks when we talk to you about Q1. But the current a situation where you have retailers and brands, making contingency plans for in-house operations actually might be a more interesting lead flow situation for us.

So while it's very early, we are starting to get calls from brands that are looking for kind of contingency plans that could turn into a longer conversation. So that could be really interesting.

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

Got it. And then in terms of the LiveArea of business, great to see the continued progress there. As you look out into 2020, obviously, a lot of optimism about the business. But given the fact that a lot of these projects or decisions to move and modernize their e-commerce platform tend to be tied with digital transformation-type investments. Are you seeing any changes there in terms of how companies are thinking about this as they react to what's going on globally right now?

James Joseph Butler
Executive VP & GM of LiveArea

Yes, I think our projects are largely not always tied to a digital transformation effort, right? So there's situations -- what I'm seeing is a lot of companies that are investing in technologies like OMS, for example, to really ensure that the experiences that their customers get across channels is consistent either or better than what their competition is doing. So we're not seeing any impact currently to what the -- what's happening currently with the market. And these projects are -- they continue to be very strategic for our clients.

Now the other thing I would bring up is, we've made a concerted effort over the last several months to extend into multi-cloud solutions. And a lot of our key software alliances, whether it'd be Salesforce or SAP, they all have a multi-cloud solution.

And we, in the past, have done a lot of work concentrated in just the Commerce Cloud or commerce plus marketing cloud. So what we found is that through working with our new head of alliances that we need to really be focused on extending the number of clouds that we deliver on. So we've made a concerted effort over the last, say, 4 months, in increasing the number of projects that we're doing in those areas to allow us to be in front of larger, more strategic

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PFSWEB, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

initiatives that truly sort of are more digital transformation in nature.

Does that answer your question?

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

Absolutely.

R. Zach Thomann
Executive VP & GM of PFS

And Ryan, I would just add, maybe of the data comment, if you actually look at the bookings data that we provided for Q4, and you do the math, one of the things that you'll see is that the size of the project and the engagement has grown dramatically. So while the number of projects and engagements is somewhat similar to 2018 Q4, the value of those is significantly up. So we are seeing chunkier projects, more valuable projects and a bit more valuable engagements.

James Joseph Butler
Executive VP & GM of LiveArea

But just to add on to that, Mike, I think we have also a broader sort of go-to-market perspective, right, which is allowing us to really elevate those conversations with clients and allowing us to extend it into other offerings, right? So instead of being very tactical to deliver a project. We're trying to really elevate those conversations with clients, get in front of much larger initiatives. So I think that's very helpful also.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby
CEO & Director

Thank you, Melinda. I'd really like to thank everyone that attended the call today, especially given all the things that are going on. Thank you for giving us your time, and we look forward to speaking with our investors and our analysts when we first report our Q1 results in May. And as I said earlier, Tom and I and Zach and Jim are certainly available via phone to answer questions you may have about the results that we just released. Thank you. Have a great day.

OperatorLadies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

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